UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 id-CONFIRM, INC.
(Exact name of registrant as specified in its charter)

Nevada	7373	98-0222930
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1800 Boulder Street, Suite 400, Denver, CO 80211-6400 (303) 458-5727
(Address and telephone number of registrant’s principal executive offices)

Robert A. Morrison IV, President 1800 Boulder Street, Suite 400, Denver, CO 80211-6400 (303) 458-5727

(Name, address and telephone number of agent for service)

Copy of communications to:
William L. Macdonald, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(5)
Common stock to be offered for resale by selling stockholders upon conversion of senior secured convertible debentures	7,939,490(2)	$0.35	$2,778,821.50	$297.33
Common stock to be offered for resale by selling stockholders upon exercise of short term common stock purchase warrants	8,277,505(3)	$0.35	$2,897,126.75	$309.99
Common stock to be offered for resale by selling stockholders upon exercise of long term common stock purchase warrants	8,277,505 (4)	$0.35	$2,897,126.75	$309.99
Total Registration Fee				$917.31

(1)           In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)           Represents shares of common stock that may be issued upon the conversion of the senior secured convertible debentures. The debentures are convertible into shares of common stock at a conversion price of $0.60 per share. We agreed to register up to 130% of the number of shares of common stock otherwise issuable under the debentures to provide for adjustments as may be required under the debentures. See “Private Placement” for further details on the terms of the debentures.

(3)           Represents shares of common stock that may be issued upon the exercise of outstanding short term common stock purchase warrants. The short term warrants are exercisable at an exercise price of $0.60 per share, subject to adjustment in accordance with their terms. We agreed to register up to 130% of the number of shares of common stock otherwise issuable under the short term warrants to provide for adjustments as may be required under the warrants. (Includes 244,292 broker’s warrants exercisable under the same terms).

(4)           Represents shares of common stock that may be issued upon the exercise of outstanding long term common stock purchase warrants issued to the holders. The long term warrants are exercisable at an exercise price of $0.65 per share, subject to adjustment in accordance with their terms. We agreed to register up to 130% of the number of shares of common stock otherwise issuable under the long term warrants to provide for adjustments as may be required under the warrants. (Includes 244,292 broker’s warrants exercisable under the same terms).

(5)           Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on December 7, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____________, 2006

id-CONFIRM, INC.

A NEVADA CORPORATION

SHARES OF COMMON STOCK OF id-CONFIRM, INC.

_________________________________

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 24,494,500 shares of our common stock in connection with the resale of:

•	up to 7,939,490 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures;
•

up to 8,277,505 shares of our common stock which may be issued to certain selling stockholders upon the exercise of short term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms); and

•

up to 8,277,505 shares of common stock which may be issued to certain selling stockholders upon the exercise of outstanding long term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms).

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “IDCO”. On December 7, 2005 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.34.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______________________, 2006.

               The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “id-confirm” mean id-Confirm, Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our business involves developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud. Our principal executive offices are located at 1800 Boulder Street, Suite 400, Denver, Colorado, 80211-6400. Our telephone number is (303) 458-5727. We maintain a website at www.id-confirm.com. Information contained on our website does not form part of this prospectus.

Biometrics are automated methods of identifying a person or verifying the identity of a person based on a physiological or behavioral characteristics. Biometric technologies are becoming the foundation of an extensive array of highly secure identification and personal verification solutions. Essentially, all current biometric technologies work on the same principal. Each user is enrolled by the biometrics system and a copy of the enrollment data is stored in a secured database. When users present themselves for authentication, a new scan/sample is taken and compared with the one stored in the secured database. If the new sample matches, verification is confirmed. To date, our company and its management have developed intellectual property, software applications and technology with respect to mobile personal biometrics. We are a development stage company and will require significant debt or equity financing to continue the development of our intellectual property, software and technology and to continue as a going concern.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 24,494,500 shares of our common stock in connection with the resale of:

•	up to 7,939,490 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures;
•

up to 8,277,505 shares of our common stock which may be issued to certain selling stockholders upon the exercise of short term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms); and

•

up to 8,277,505 shares of common stock which may be issued to certain selling stockholders upon the exercise of outstanding long term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 51,000,000 shares of our common stock issued and outstanding as at February 15, 2006.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we could receive proceeds of up to $7,724,244 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus. We conducted a private placement in November of 2005 to the selling stockholders listed herein, for gross proceeds of $3,078,080. These proceeds will be used primarily for working capital and general corporate purposes.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the period from inception (October 28, 2004) to June 30, 2005, including the notes to those financial statements and the unaudited interim consolidated financial statements for the quarter ended December 31, 2005 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 26 of this prospectus.

For the period from inception (October 24, 2004) to June 30, 2005
Revenue	Nil
Net Loss for the Period	$(1,603,255)
Loss Per Share - basic and diluted	$(0.03)
As of June 30, 2005
Working Capital (Deficiency)	$1,200,466
Total Assets	$1,294,991
Total Number of Issued Shares of Common Stock	51,000,000
Deficit	$(1,603,255)
Total Stockholders' Equity	$1,249,215

	For the six months ended December 31, 2005 (unaudited)	For the period from inception (October 24, 2004) to December 31, 2005 (unaudited)
Revenue	$4,645	$4,645
Net Loss for the Period	$(1,217,476)	$(2,820,731)
Loss Per Share - basic and diluted	$(0.024)
	As of December 31, 2005 (unaudited)
Working Capital	$3,390,984
Total Assets	$3,753,232
Total Number of Issued Shares of Common Stock	51,000,000
Deficit	$(2,820,731)
Total Stockholders' Equity	$3,327,569

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 51,000,000 shares of common stock issued and outstanding as of February 15, 2006. When this registration statement is declared effective, the selling stockholders may be reselling up to 6,107,301 shares of our common stock, not including any shares acquired on the exercise of share purchase warrants. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. The OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

Our new business operations will be subject to a number of risks and uncertainties, including those set forth below:

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet commenced the sale of our products and technology. To date, we have incurred significant expenses in product development and administration in order to ready our products and software for market. Our business plan calls for additional significant expenses necessary to bring our biometric products to market. We have estimated that we will require approximately

$700,000 to carry out our business plan for the twelve months ending September 30, 2006. There is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

•	we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;
•	we incur delays and additional expenses as a result of technology failure;
•	we are unable to create a substantial market for our services; or
•	we incur any significant unanticipated expenses.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our shares of common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our shares of common stock could result in a reduction in the liquidity of our shares of common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our shares of common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares of common stock in the future this may result in dilution to our existing stockholders.

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our company.

We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.

Although we anticipate that we will be able to start generating revenues during the next six months, we also expect an increase in development and operating costs. Consequently, we expect to incur operating losses and net cash outflows unless and until our existing products, and/or any new products that we may develop or acquire, gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our security products. We expect that these product offerings and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. The successful introduction and broad market acceptance of our security products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

There is a high risk of business failure due to the fact that we have not commenced commercial operations.

Although we are in the initial stages of developing and implementing the commercialization of our mobile personal biometric device for use in personal security applications, there is no assurance that we will be able to successfully develop sales of our products and technology. Thus we have no way of evaluating whether we will be able to operate the business successfully, and there is no assurance that we will be able to achieve profitable operations.

Potential investors should be aware of the difficulties normally encountered in developing and commercializing new industrial products and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to development, manufacture and financing of our mobile personal biometric device. If we are unsuccessful in addressing these risks, our business will most likely fail.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our mobile personal biometric device. Other than registering the domain name www.id-confirm.com, we have not taken any action to protect our proprietary technology. If any of our competitor’s copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We have registered the trademark “id-Confirm” and other patents in the United States. These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Although management is not aware of similar products and software technology which would compete directly with our products and technology, it is anticipated that larger, better-financed companies will or could develop products and technology similar or superior to our products and technology. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our products and software technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our products and software may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products and software must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products and software or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products and software may not be favorably received.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our shares of common stock and make it difficult for our stockholders to resell their shares of common stock.

Our shares of common stock are quoted on the OTC Bulletin Board service of the National Association of Securities Dealers Inc. Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our company’s operations or business prospects. This volatility could depress the market price of our shares of common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange such as the American Stock Exchange or New York Stock Exchange. Accordingly, stockholders may have difficulty reselling any of the shares of common stock.

Trading of our shares of common stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our shares of common stock.

The United States Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our shares of common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our shares of common stock.

In addition to the “penny stock” rules described above, the National Association of Securities Dealers Inc. has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the National Association of Securities Dealers Inc. believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The National Association of Securities Dealers Inc. requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of common stock, which may limit your ability to buy and sell our shares of common stock and have an adverse effect on the market for its shares.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Our By-laws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers are residents of other countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our company or our directors and officers.

We do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 7 to 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of id-Confirm, Inc. of up to 24,494,500 shares of our common stock in connection with the resale of:

•	up to 7,939,490 shares of our common stock which may be issued to certain selling stockholders upon the conversion of senior secured convertible debentures;
•

up to 8,277,505 shares of our common stock which may be issued to certain selling stockholders upon the exercise of short term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms); and

•

up to 8,277,505 shares of common stock which may be issued to certain selling stockholders upon the exercise of outstanding long term common stock purchase warrants. (Includes 244,292 broker’s warrants exercisable under the same terms).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders, although we could receive proceeds of up to $7,724,244 if all of the share purchase warrants are exercised. We will, however, incur all costs associated with this registration statement and prospectus.

PRIVATE PLACEMENTS

November 14, 2005 Private Placement

On October 27, 2005 we entered into private placement agreements with six institutional investors whereby we were to have received gross proceeds of $2,428,000 and have issued $2,890,476 of Convertible Debentures, convertible into 4,817,460 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors were also to have been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 3,215,213 shares of common stock at an exercise price of $0.9889 per share. The investors were also to have been issued 3,215,213 short term warrants at an adjusted exercise price of $0.60 per share, exercisable until the earlier of six months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

Subsequent to October 27, 2005, we have rescinded our agreements with two investors and have cancelled the corresponding debentures and warrants, and returned their funds. One former investor had $1,000,000 returned and another had $420,000 returned. These investors sought recission and return of their funds due to delays associated with the delivery of a UCC opinion in regards to the security granted over our intellectual property as required under the Securities Agreement. For the four investors that remained (Selling Stockholders herein), the private placement closing and related debentures and warrants were amended to November 14, 2005, following delivery of the outstanding legal opinion. In addition, we also subsequently entered into private placement agreements with seven further investors (Selling Stockholders herein) for gross proceeds of $1,473,680 and have issued $1,754,380.95 Convertible Debentures. These further investors were issued 2,904,693 warrants and 2,904,693 short term warrants, with the above noted terms and conditions of the warrants having been revised such that all long term warrants had an exercise price of $0.65 per share and all short term warrants were exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. As a result of the subsequent closing on November 14, 2005, a total of 4,891,359 long term warrants and 4,891,359 short term warrants were issued collectively to all of the investors, and we have received gross proceeds of $2,481,680 and issued $2,954,380.95 of Convertible Debentures, convertible into 4,923,968 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment.

In addition, we issued 196,959 long term and 196,959 short term warrants to one broker, issued on the same terms as the investors’ warrants, and paid cash compensation of 5% of the gross proceeds of the offering for brokerage services in the transaction.

Pursuant to the securities purchase agreements entered into by our company and each investor, we have reserved 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments.

November 22, 2005 Private Placement

Effective November 22, 2005 we entered into private placement agreements with three institutional investors (Selling Stockholders herein), whereby we have received gross proceeds of $596,400 and have issued $710,000 of Convertible Debentures due November 14, 2007, convertible into 1,183,333 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 1,197,302 long term warrants and 1,197,302 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

In addition, we issued 47,334 long term and 47,334 short term warrants to one broker, issued on the same terms as the investors’ warrants, and paid cash compensation of 5% of the gross proceeds of the offering for brokerage services in the transaction.

Pursuant to the securities purchase agreements entered into by our company and each investor, we have reserved 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments.

Warrant Recalculations

As noted above, pursuant to the private placements that closed on November 14 and November 22, 2005, we have received total gross proceeds of $3,078,080 and have issued $3,664,380.95 of Convertible Debentures, convertible into shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors had also initially been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 6,066,856 shares of common stock at an exercise price of $0.65 per share. The investors were also initially issued 6,066,856 short term warrants at an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date.

The number of short and long terms warrants that we were obligated to issue to the investors was to be based on an average of the closing prices of our common stock over a period of ten trading days prior to the closing. The number of warrants originally granted was incorrectly calculated based on an average of the closing bid and ask prices over the applicable period. Due to this inadvertent error in these calculations in determining number of warrants issuable to the investors, we were required to grant an additional 112,539 long term warrants and an additional 112,539 short term warrants to the investors. As a result, a total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of the senior secured convertible debentures, upon exercise of the short term common stock purchase warrants, or upon the exercise of outstanding long term common stock purchase warrants. Because the selling stockholders may offer all or only some portion of the 24,494,500 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

For a description of the convertible debentures and the related share purchase warrants, see the section of the prospectus entitled "November 2005 Private Placement of Convertible Debentures and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 15, 2006, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. With the exception of JPC Capital Partners Inc., none of the selling stockholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with id-Confirm	Common Shares Owned by the Selling Stockholders	Number of Shares Issuable Upon Exercise of Conversion or Purchase Rights and forming part of this offering(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
JMG Triton Offshore Fund Ltd.(3)	Nil	1,965,345	1,965,345	Nil	Nil
JMG Capital Partners LP(4)	Nil	1,965,345	1,965,345	Nil	Nil
Crescent (International) Ltd.(5)	Nil	1,965,345	1,965,345	Nil	Nil
Omicron Master Trust(6)	Nil	1,965,345	1,965,345	Nil	Nil
Platinum Long Term Growth II, LLC(7)	Nil	1,950,372	1,950,372	Nil	Nil
Iroquois Master Fund Ltd.(8)	Nil	786,139	786,139	Nil	Nil
Double U Master Fund, LP(9)	Nil	1,965,345	1,965,345	Nil	Nil
Monarch Capital Fund Ltd.(10)	Nil	1,965,345	1,965,345	Nil	Nil
CMS Capital(11)	Nil	1,310,230	1,310,230	Nil	Nil
Alpha Capital AG(12)	Nil	2,729,648	2,729,648	Nil	Nil
Nite Capital LP(13)	Nil	786,139	786,139	Nil	Nil
Bristol Investment Fund, Ltd.(14)	Nil	1,637,788	1,637,788	Nil	Nil
Whalehaven Capital(15)	Nil	2,358,416	2,358,416	Nil	Nil
Tayside Trading Ltd.(16)	Nil	655,114	655,114	Nil	Nil
JPC Capital Partners Inc.(17)	Nil	488,584	488,584	Nil	Nil
TOTALS		24,494,500	24,494,500

(1)           Assumes all of the shares of common stock offered are sold. Based on 51,000,000 common shares issued and outstanding on February 15, 2006.

(2)           Represents common stock that potentially may be issued: (a) upon conversion of the senior secured convertible debentures; (b) upon exercise of the short term common stock purchase warrants; and (c) or upon the exercise of outstanding long term common stock purchase warrants. Pursuant to the securities purchase agreements entered into between our company and each investor, we have reserved and are registering 130% of the number of shares of common stock otherwise issuable under the debentures and warrants to provide for adjustments as may be required under those instruments. See “November 2005 Private Placement of Convertible Debentures and Warrants” for further details on the terms of the senior secured convertible debentures, short term warrants and long term warrants.

(3)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Pacific Assets Management LLC, the investment manager to JMG Triton Offshore Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that JMG

Triton Offshore Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants. Pacific Assets Management LLC is owned by Pacific Capital Management Inc., which is owned by Roger Richter, Jonathan M. Glaser and Daniel A David, who collectively exercise dispositive and voting power with respect to JMG Triton Offshore Fund Ltd.

(4)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. JMG Capital Management, LLC, the general partner and investment advisor of JMG Capital Partners LP, exercises dispositive and voting power with respect to the shares of common stock that JMG Capital Partners LP owns, or that it may acquire on exercise of the share purchase warrants. JMG Capital Management, LLC is owned by JMG Capital Management Inc. Jonathan M. Glaser is the executive officer and director of JMG Capital Management Inc. and exercises dispositive and voting power for JMG Capital Partners LP.

(5)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Cantara (Switzerland) SA, the investment manager to Crescent (International) Ltd. exercises dispositive and voting power with respect to the shares of common stock that Crescent (International) Ltd. owns, or that it may acquire on exercise of the share purchase warrants. Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi are the managers of Cantara (Switzerland) SA and as a result collectively exercise dispositive and voting power with respect to Cantara (Switzerland) SA, although they disclaim beneficial ownership of securities held or acquired by Crescent (International) Ltd.

(6)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Omicron Capital, the general partner of Omicron Master Trust, exercises dispositive and voting power with respect to the shares of common stock that Omicron Master Trust owns, or that it may acquire on exercise of the share purchase warrants. Bruce Bernstein is the managing member of Omicron Capital and exercises dispositive and voting power with respect to Omicron Capital.

(7)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 496,190 shares of common stock (645,048 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $297,714.29, due November 14, 2007; (ii) 130% of 502,048 shares of common stock (656,662 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 502,048 shares of common stock (656,662 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Mark Nordlicht exercises dispositive and voting power with respect to the shares of common stock that Platinum Long Term Growth II, LLC owns, or that it may acquire on exercise of the share purchase warrants.

(8)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 200,000 shares of common stock (260,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $120,000, due November 14, 2007; (ii) 130% of 202,361 shares of common stock (263,069 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 202,361 shares of common stock (263,069 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Joshua Silverman, Managing Member of Iroquois Master Fund Ltd., exercises dispositive and voting power with respect to the shares of common stock that Iroquois Master Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(9)           The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Navigator Management Ltd., the general partner of Double U Master Fund LP, exercises dispositive and voting power with respect to the shares of common stock that Double U Master Fund LP owns, or that it may acquire on exercise of the share purchase warrants. Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to Double U Master Fund L.P. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(10)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 500,000 shares of common stock (650,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $300,000, due November 14, 2007; (ii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 505,902 shares of common stock (657,673 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Joseph Frank exercises dispositive and voting power with respect to the shares of common stock that Monarch Capital Fund Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(11)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 333,333 shares of common stock (433,333 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $200,000, due November 14, 2007; (ii) 130% of 337,268 shares of common stock (438,448 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 337,268 shares of common stock (438,448 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Monachem Lipskler exercises dispositive and voting power with respect to the shares of common stock that CMS Capital owns, or that it may acquire on exercise of the share purchase warrants.

(12)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 694,444 shares of common stock (902,778 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $416,666.67, due November 14, 2007; (ii) 130% of 702,642 shares of common stock (913,435 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 702,642 shares of common stock (913,435 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Konrad Praddafant Liechtenstein exercises dispositive and voting power with respect to the shares of common stock that Alpha Capital AG owns, or that it may acquire on exercise of the share purchase warrants.

(13)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 200,000 shares of common stock (260,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $120,000, due November 14, 2007; (ii) 130% of 202,361 shares of common stock (263,069 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 202,361 shares of common stock (263,069 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Keith Goodman, Manager of the General Partner of Nite Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Nite Capital LP owns, or that it may acquire on exercise of the share purchase warrants.

(14)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 416,666 shares of common stock (541,667 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $250,000, due November 14, 2007; (ii) 130% of 421,585 shares of common stock (548,061 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 421,585 shares of common stock (548,061 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Bristol Capital Advisors, LLC, the investment manager to Bristol Investment Fund, Ltd. exercises dispositive and voting power with respect to the shares of common stock that Bristol Investment Fund, Ltd. owns, or that it may acquire on exercise of the share purchase warrants. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as a result exercises dispositive and voting power with respect to Bristol Capital Advisors, LLC, although he disclaims beneficial ownership of securities held or acquired by Bristol Investment Fund, Ltd.

(15)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 600,000 shares of common stock (780,000 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $360,000, due November 14, 2007; (ii) 130% of 607,083 shares of common stock (789,208 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 607,083 shares of common stock (789,208 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Evan Schemenauer, Arthur Jones and Jennifer Kelly, the Directors of Whalehaven Capital exercise dispositive and voting power with respect to the shares of common stock that Whalehaven Capital owns, or that it may acquire on exercise of the share purchase warrants.

(16)         The number of shares of common stock listed for such selling security holder includes: (i) 130% of the 166,666 shares of common stock (216,667 shares of common stock) potentially issuable upon conversion of a convertible debenture, principal amount of $100,000, due November 14, 2007; (ii) 130% of 168,334 shares of common stock (218,834 shares of common stock) potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (iii) 130% of 168,334 shares of common stock (218,834 shares of common stock) potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. Daniel Pines, Director and President of Tayside Trading Ltd.

exercises dispositive and voting power with respect to the shares of common stock that Tayside Trading Ltd. owns, or that it may acquire on exercise of the share purchase warrants.

(17)         The number of shares of common stock listed as beneficially owned by JPC Capital Partners Inc. represents: (i) 244,292 shares of common stock potentially issuable upon the exercise of long term share purchase warrants, at an exercise price of $0.65 per share; and (ii) 244,292 shares of common stock potentially issuable upon the exercise of short term share purchase warrants, at an exercise price of $0.60 per share. The warrants were issued in partial payment of a placement fee. JPC Capital acquired the warrants in the ordinary course of business. At the time of JPC Capital’s acquisition of the warrants, JPC Capital did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the warrants or shares of common stock underlying the warrants. JPC Capital Partners Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

In the securities purchase agreement with the each of the investors (the selling stockholders) in the November, 2005 private placements, we agreed to file this registration statement on or before the 45th from closing of the private placements. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective within 90 days from closing or, in the event of a full review of this registration statement by the Securities and Exchange Commission, within 120 days from closing. We will be required to keep the registration statement effective until such time as all securities registered herein have been sold or may be resold pursuant to Rule 144 without restriction.

In the event that:

- we fail to file this registration statement by the 45th day from closing of the private placement;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 10 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by 90 or 120 days from closing of the private placements, as applicable; or

- this prospectus is unavailable for more than 10 consecutive days or more than 15 days during any 12 month period;

(each of these is deemed to be a registration default) then our company will pay liquidated damages to each of the investors equal to 2% of the aggregate purchase price paid by each holder for the first 30 days after the date of default and 2% of the aggregate purchase price paid by each holder for every 30 day period thereafter. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

- any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed our company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

NOVEMBER 2005 PRIVATE PLACEMENT OF

CONVERTIBLE DEBENTURES AND WARRANTS

Pursuant to the private placements that closed on November 14 and November 22, 2005, we have received total gross proceeds of $3,078,080 and have issued $3,664,3801 of convertible debentures, convertible into shares of Common Stock at the option of the debenture holder at a conversion price of $0.60 The convertible debentures mature on November 14, 2007.

Maturity, Prepayment and Redemption

The convertible debentures do not bear interest on the outstanding principal amount, as we received 3,078,080 in gross proceeds and issued convertible debentures in the principal amount of $3,664,381.

All principal on the convertible debentures shall be due on November 14, 2007. We may not prepay the convertible debentures without the consent of the debenture holders.

We are required to redeem the convertible debentures on a monthly basis, commencing the 1st of each month, immediately after the earlier of (a) the first such date immediately following the 120th day after the issuance of the convertible debentures and (b) the first such date following the 60th day after the effective date of this registration statement and ending upon the full redemption or conversions of the convertible debentures. The amount that we are required to redeem per month is 1/15 of the principal amount of the debentures.

On each monthly redemption date we must redeem the applicable amount in cash. However, upon providing the appropriate notice to the debenture holders, in lieu of a cash redemption payment we may elect to pay all or part of a such redemption amount in shares based on a conversion price equal to the lesser of (i) the fixed conversion price of $0.60 and (ii) 75% of the average of the ten volume weighted average prices for the ten trading days immediately prior to the applicable monthly redemption date. A debenture holder may at their option convert any principal amount of a debenture subject to a monthly redemption at any time prior to the date that the monthly redemption amount is due.

Conversion Provisions, Conversion Price and Adjustments

The holders, at their option, may convert, at any time until the close of business on the business day before the date of final maturity of the convertible debentures, all or any portion of the principal amount of the convertible debentures into fully paid and non-assessable shares of our common stock at the conversion price in effect at the date of conversion. The conversion price shall be equal to the conversion price of $0.60, subject to adjustment.

The fixed conversion price of $0.60 will be adjusted on the occurrence of any one of the following events:
•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock); or
•

if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

Pursuant to their terms, the debentures may not be converted by the debenture holder exercised if such conversion would result in the holder owning more than 4.99% of our outstanding shares of common stock.

If any one of these events happens, then the fixed conversion price will generally be adjusted to equal the current conversion price multiplied by a fraction (i) the numerator of which is the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance, and (ii) the denominator of which is the sum of the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of common stock issuable as a result of such issuance.

If we are not in default of the terms of the convertible debentures we may force conversion of the debentures under certain circumstances. Specifically, if after the effective date of this registration statement, each of the volume weighted average prices for any twenty consecutive trading days exceeds 200% of $0.59 (the market price at closing calculated pursuant to the terms of the purchase agreement) we may, upon the provision the appropriate notice, cause the debenture holders to immediately convert all or part of the then outstanding principal amount of debentures. Any forced conversion shall be applied ratably to all debenture holders based on their initial purchases of the debentures.

Events of Default

If an event of default occurs, the holders of a convertible debenture can elect to require us to pay all of the outstanding principal amount, plus all other accrued and unpaid amounts under the convertible debenture.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Share Purchase Warrants

In connection with the sale of our convertible debentures, a total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the debenture holders. The long term warrants are exercisable at any time on or after the six month anniversary of the issuance of the debentures at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of this registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. Pursuant to their terms, the warrants may not be exercised if such exercise would result in the holder owning more than 4.99% of our outstanding shares of common stock.

In addition, we issued 244,292 long term and short term warrants to JPC Capital Partners Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, issued on the same terms as the debenture holders’ warrants. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our convertible debentures to the other selling stockholders.

The exercise price of the warrants will be adjusted on the occurrence of any one of the following events:

•	we declare a dividend payable in, or other distribution of, additional shares of our common stock;
•	we subdivide or reverse split our outstanding shares of common stock;
•	we make a distribution of securities (other than shares of our common stock);
•	if we issue or sell any shares of common stock or any warrants, options or other rights to subscribe for or purchase any additional shares of common stock or any convertible securities, whether or not the rights to exchange or convert thereunder are immediately exercisable for consideration per share or the price per share for which common stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such convertible securities is less than the conversion price in effect immediately prior to the time of such issue or sale.

The short and long term warrants contain “cashless exercise” provisions. In the event that there is not an effective registration statement regarding the shares to be issued on exercise of the warrants, the holders may use the cashless exercise provisions to acquire shares on exercise of the warrants. Pursuant to such provisions, based on a formula contained in the terms and conditions of the warrants, the warrant holder can exercise the warrants and acquire shares without providing the cash exercise price. The holder shall be entitled to receive shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the volume weighted average price on the trading day immediately preceding the date the election to exercise;

(B) = the applicable exercise price of the warrant; and

(X) = the number of shares issuable upon exercise of the warrant in accordance with the terms of the warrant by means of a cash exercise rather than a cashless exercise.

Consequences of Adjustments in the Conversion Price of the Convertible Debentures or Exercise Price of the Share Purchase Warrants

Any adjustments to the fixed conversion price which reduces the conversion price of the convertible debentures and the exercise price of the share purchase warrants will result in the holders of the convertible debentures receiving more shares upon conversion of the convertible debentures and exercise of the share purchase warrants. If the holders of the convertible debentures and the share purchase warrants are entitled to receive a greater number of shares of our common stock due to adjustments to the conversion price, then:

•	the other holders of common stock will experience substantial and increasing dilution;
•

to the extent the holders of the convertible debentures convert the convertible debentures, exercise the share purchase warrants and sell their shares of common stock, the price of our common stock may decrease and continue to decrease as these additional shares are sold in the market; and

•	the issuance of the shares and any decrease in the market price may make it more difficult for us to raise capital or sell equity securities in the future.

Any adjustment which reduces the conversion price of the convertible debentures or the exercise price of the share purchase warrants may also result in a decrease in the market price of our common stock.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Ronald N. Baird	Chairman of the Board and Director	63	September 12, 2005 November 16, 2004
Robert A. Morrison IV	President, Chief Executive Officer, Secretary and Director	40	September 12, 2005 November 16, 2004
Bonnie McNamara	Chief Financial Officer	54	July 22, 2005

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Ronald N. Baird, Chairman of the Board and Director

Mr. Baird became chairman of our board on September 12, 2005 and has been a director since December 12, 2004. He was our president and chief executive officer from November 16, 2004 to September 12, 2005.

From April 2003 to present, Mr. Baird has been a member of the board of directors of Pagosa Energy.

From March 1999 to April 2003, Mr. Baird was employed with Colorado Venture Centers, Inc., a non-profit business incubator. He began as client services director, and was promoted to chief operating officer in August 2000. He was then appointed executive director by the board of trustees in December 2000.

From October 1991 to March 1999, Mr. Baird was the president, chief operating officer and a director of Western EnviroFuels, Inc.

Robert A. Morrison IV, President, Chief Executive Officer, Secretary and Director

Mr. Morrison became our president and chief executive officer on September 12, 2005. He has been our secretary since November 16, 2004 and a director since December 12, 2004. Mr. Morrison was our chief financial officer from November 16, 2004 to July 22, 2005. For the past 15 years, Mr. Morrison has been the owner of RAM Enterprises, Inc., a computer networking consulting company that designs, builds and maintains computer networks for various enterprises.

Bonnie McNamara, Chief Financial Officer

Ms. McNamara became our chief financial officer on July 22, 2005. From 2000 to 2005, Ms. McNamara has been assistant director of Parish Accounting for the Archdiocese of Denver, Colorado. From 1996 to 2000, she was parish business manager for one of the largest parish’s in Denver. Prior to 1996, she was director of Internal Audit for the Rose and University of Colorado Hospitals, and a college instructor. Ms. McNamara holds a Master of Arts in Business Administration and is a certified public accountant.

Mr. Morrison is a significant employee and the loss of this employee would have an adverse impact on our future developments and could impair our ability to succeed.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.            any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.            any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.            being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.            being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 15, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percentage of Class(2)
Ronald Nelson Baird 2210 Pine Wood Road Sedalia, CO 80135	5,811,000	11.4%
Robert A. Morrison IV 2045 S. Pinewood Road Sedalia, CO 80135	7,651,800	15.0%
Bonnie McNamara 5415 S. Manitou Road Littleton, CO 80123	-	0%
Keybase Management Corp. PO Box #170 Front St. Grand Turk, Turks & Caicos	2,600,000	5.1%
S&G Holdings 5198 S. Memphis Court Centennial, CO 80015	4,435,600	8.7%
Directors and Executive Officers as a Group (3 persons)	13,462,800	26.4%

(1)            Based on 51,000,000 shares of common stock issued and outstanding as of February 15, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 1, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.0001. As at February 15, 2006 we had 51,000,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of id-Confirm, Inc. included in this registration statement have been audited by Gordon, Hughes & Banks, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 1800 Boulder Street, Suite 400, Denver, Colorado, 80211-6400. Our premises occupy 3,500 square feet, which we believe is adequate for our current operations. We lease the premises at a cost of $12.00 per square foot, escalating to $15.00 per square foot for a term of 5 years. We do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

We are a development stage company involved in developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud. Biometrics are automated methods of identifying a person or verifying the identity of a person based on a physiological or behavioral characteristics. We were previously involved in the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

Corporate History

Our company, id-Confirm, Inc. was incorporated in Nevada on October 29, 1999. Prior to a name change on December 29, 2004, id-Confirm was known as Fidelity Capital Concepts Limited. On July 25, 2005, we changed the fiscal year end from September 30 to June 30.

Our shares of common stock were initially approved for quotation on the OTC Bulletin Board under the name “Fidelity Capital Concepts Limited” under the symbol, FDCC, however, the first trade did not occur until January 4, 2005 when we commenced trading under the name “id-Confirm, Inc.” under the symbol, IDCO.

Fidelity Capital Concepts Limited (FCC) was incorporated under the laws of the State of Nevada on October 29, 1999. Until FCC effected the acquisition of a Colorado corporation on November 18, 2004, id-Confirm, Inc. (id-Confirm (Colorado)), its focus was on the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

On October 8, 2004, FCC effected a forward split of its then issued and outstanding 5,400,000 shares of common stock on a one-for-eight basis. This forward split resulted in the company having 43,200,000 shares of common stock issued and outstanding as of October 8, 2004.

On November 12, 2004, FCC entered into a share exchange agreement with id-Confirm (Colorado) and its stockholders to acquire 100% of id-Confirm (Colorado)’s issued and outstanding shares of voting stock in exchange for 26,000,000 shares of common voting stock of FCC. The share consideration paid by FCC to id-Confirm (Colorado) stockholders represented 52.85% of the issued voting equity of FCC on a fully diluted basis immediately following closing. FCC’s acquisition of id-Confirm (Colorado) was an arm’s length transaction.

On November 18, 2004, FCC completed the acquisition of 100%, of the shares of common stock of id-Confirm (Colorado) in exchange for issuing 26,000,000 shares of common stock. As a result, the stockholders of id-Confirm, (Colorado) acquired a majority of the outstanding shares of common stock. Therefore, for accounting purposes, id-Confirm (Colorado) was deemed to have acquired FCC.

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000 common shares for cancellation. The subsidiary disposed of accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

None of the stockholders of id-Confirm (Colorado) were stockholders of FCC prior to the November 2004 acquisition. Under certain circumstances, the shares of common stock issued by FCC to the former stockholders of id-Confirm (Colorado) could constitute a controlling voting block on matters which may be put before FCC’s stockholders. In consideration for the exchange of all id-Confirm (Colorado) shares of common stock held by them, the 26,000,000 shares of common stock were issued to 13 individuals in reliance upon the exemptions from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.

On December 29, 2004, we changed our name from “Fidelity Capital Concepts Limited” to “id-Confirm, Inc”. The name change was recorded by the Nevada Secretary of State on December 29, 2004 and took effect with the Over-the-Counter Bulletin Board at the opening for trading on January 4, 2005 under the new stock symbol, IDCO.

Our Current Business

Our business involves developing and implementing the commercialization of portable personal biometric devices and software applications for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in prevention of identity theft, assistance to homeland security and elimination of credit card fraud.

Biometrics are automated methods of identifying a person or verifying the identity of a person based on a physiological or behavioural characteristics. Biometric technologies are becoming the foundation of an extensive array of highly secure identification and personal verification solutions. Essentially, all current biometric technologies work on the same principal. Each user is enrolled by the biometrics system and a copy of the enrollment data is stored in a secured database. When users present themselves for authentication, a new scan/sample is taken and compared with the one stored in the secured database. If the new sample matches, verification is confirmed. To date, our company and its management have developed intellectual property, software applications and technology with respect to mobile personal biometrics. We are a development stage company and will require significant debt or equity financing to continue the development of our intellectual property, software and technology and to continue as a going concern.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. To September 30, 2005 we have had $3,906 of revenues and we expect sales to grow. Despite our expectations, there are no assurances that revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve anticipated revenues or to attract additional financing on acceptable terms, we will not be able to achieve profitable operations.

On December 1, 2004, we announced a letter of intent between our company and Aeros Aviation, LLC (Aeros), and affiliated companies located in McKinney, Texas for Aeros to create a new generation of mobile biometric identity devices for id-Confirm, Inc.’s exclusive use. The terms of the letter of intent call for delivery of a working version of the initial device, along with its associated proprietary intellectual property, to id-Confirm, Inc.

We have employed this initial device in the introduction of our mobile identification and verification system to selected industries and applications.

On April 1, 2005, we announced a memorandum of understanding with Inner Circle Logistics, Inc. (Inner Circle) for an active pilot program using a biometric component in a net-centric supply chain infrastructure. The purpose was to enhance productivity and transportation effectiveness among trading partners crossing regional borders as well as helping private businesses to achieve higher capital efficiency ratios. As of December 1, 2005, the Inner Circle agreement had not been completed, but remains in process at this time.

In April, 2005, we entered into a memorandum of understanding with Aeros which contemplates the acquisition of certain products of Aeros that include the touchStarTM and Mini-touchStarTM products. These products are the Time and Attendance and building access products and accompanying software components.

On August 8, 2005, we announced that we were assigned patent rights from Robert A. Morrison IV and Ronald N. Baird, our directors and officers, for a new mobile biometric communications device incorporating several unique innovations. No consideration was issued by us for this assignment. The device combines the attributes of a mobile telephone, with biometric security features, and the characteristics of a credit identification system. The mobile biometric communications device is designed to take the place of a number of devices and identification mechanisms that people carry with them on a day-to-day basis. The product is designed to add security both to the use of a mobile communications system as well as credit verification methods.

Principal Products

Our web store (www.id-confirm.com) became fully operational in September of 2005. This secure purchase site allows consumers the ability to acquire biometrically-based identification, authentication, and security devices in a speedy transaction with swift product delivery from in-stock inventory.

Our primary product that is available for purchase is the id-Confirm Biometric USB Secure Data Drive, which works with any USB-enabled computer. Activated by the owner's unique fingerprint biometric, the Secure Data Drive creates a secure method of storing and transporting confidential computer files and making them available only to their owner -- on any computer. To use, the owner initializes the Secure Data Drive to recognize only the owner's biometric identification (fingerprint). The id-Confirm Biometric USB Secure Data Drive can recognize up to 10 uniquely different fingerprints.

Once activated, the user can then store data files or other information on the Secure Data Drive. The owner can then remove the Secure Data Drive from the home or office computer, put it in a pocket for transportation, and later access, work, and add to the information on any USB-enabled computer anywhere in the world. About the size of an adult thumb, the id-Confirm Biometric USB Secure Data Drive is completely portable. To access data files on it, away from the home or office computer, the user merely inserts it into the USB port of any PC computer, opens it with his or her fingerprint, and then retrieves files in the traditional way. Price of this product is currently $169.95 from the web store. We believe that the Secure Data Drive will attract purchase interest from students as well as business people who have to work on projects or manage their files from multiple computers. It eliminates the danger that files sent over the internet may be intercepted or compromised since control of the files remains totally in the hands of the owner.

We have also made our touchStar products available through the web store as well. At the touch of a finger, touchStar’s integrated technologies provide a solution to management identity access needs. touchStar eliminates the burdensome management issues related to security cards, pin number issuance, and regulation. touchStar tracks hours worked and payroll costs while monitoring personnel movements and access. The integrated system will signal alarms if access is denied to a potential user, allowing for real-time threat assessment. The touchStar integrated fingerprint authentication system is specifically designed to provide personal identification. We believe that touchStar is an effective, foolproof, time and attendance system; preventing unauthorized access, deterring ghost employees, buddy punching, and unauthorized access in remote areas.

We are of the view that there are potential touchStar applications in a variety of access, time and attendance control intensive industries such as: research labs, manufacturers, engineering, banking, medical facilities, retail stores, computer server rooms, safe deposit area, water supply and electric power stations, warehouses, hospitals, oil and gas facilities, chemical and nuclear security, and pharmaceutical production plants.

Two versions of the touchStar product are offered at our web store: the touchStar currently priced at $1,750 and the touchStar Mini, with slightly less capabilities than touchStar, currently priced at $1,550.

On October 5, 2005, we announced that we entered into Distributorship Agreement with BBD Best Brands Distribution Ltd. effective August 31, 2005. This agreement sets forth terms and conditions for the delivery of our biometric security devices and accompanying software to BBD for their distribution in the Black Sea Region. In the first year of the three-year agreement, we would deliver mobile biometric products, touchStar biometric time and attendance devices as well as USB biometric flash drives. The initial shipment would include 220 USB biometric Secure Data Drives (1GB) and 20 touchStar devices. The agreement sets forth terms that as sales occur additional product will be shipped from our company to maintain a base inventory at BBD.

Competitors

Although management is not aware of similar products and software which would compete directly with our products and technology, it is anticipated that larger, better-financed companies will or could develop products similar or superior to our products and technology. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to expand and achieve a profitable level of operations in the biometric security industry.

Research and Development

As a development stage company with a unique multi-faceted technique for biometric authentication devices, much of the current year (inception through September 30, 2005) budget has been spent on research and development. We spent $27,800 for the quarter ended September 30, 2005 on research and development activities. From October 28, 2004 (inception) through September 30, 2005 we have spent $208,694 on research and development activities. We expect that our annual research and development expenses will continue to increase as we complete work on products currently in development.

We anticipate expending approximately $100,000 during the twelve-month period ending September 30, 2006 on research and development activities, which would include approximately $50,000 on salaries and $50,000 on related supplies to conduct these activities and the production of future prototypes. We intend to develop our own key components as part of our objective to reduce product cost.

Employees

Currently we employee 3 full-time people. The ten consultants who have been utilized for their expertise in biometrics hardware/software and market distribution channels are compensated as independent contractors. We expect that we will add employees, mostly in the engineering and marketing areas which will cause a substantial increase in the amount of money spent on salaries. We intend to spend $325,000 for salaries and payment of consultants during the twelve months ending September 30, 2006 with most of the increase being due to our engineering and marketing staff in tandem with our business programs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 7 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

Fidelity Capital Concepts Limited was incorporated under the laws of the State of Nevada on October 29, 1999. Until the acquisition of a Colorado corporation, (id-Confirm (Colorado)) was completed, our focus was on the wholesale and retail of knit silk undergarments and silk blended lounge wear by direct customer sales through the internet and by mail order.

On November 18, 2004, we completed the acquisition of 100% of the issued and outstanding common shares of id-Confirm (Colorado) for issuing 26,000,000 shares of our common stock to id-Confirm (Colorado)’s stockholders. As a result, the former stockholders of id-Confirm (Colorado) acquired a majority of FCC’s outstanding shares of common stock. Therefore, for accounting purposes, id-Confirm (Colorado) was deemed to have acquired FCC. id-Confirm (Colorado) survives as our wholly-owned subsidiary. After completion of the acquisition, we changed our name from “Fidelity Capital Concepts Limited” to “id-Confirm, Inc.” to reflect our newly acquired business.

Our business involves developing and implementing the commercialization of a portable personal biometric device and accompanying software for use in personal identification, authentication, and security applications. The principal applications which will be pursued are in the prevention of identity theft, assisting with homeland security and eliminating credit card fraud.

General - Explanation of Comparative Periods

The acquisition of id-Confirm (Colorado) was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of id-Confirm (Colorado) controlled a majority of our shares of common stock immediately upon conclusion of the transaction and the continuing business is that of id-Confirm (Colorado). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of id-Confirm (Colorado).

The previous audited financial statements of FCC for the fiscal periods ended September 30, 2004 and 2003 were included on our annual report on Form 10-KSB, filed with the Securities and Exchange Commission on January 7, 2005. Prior to the share exchange with id-Confirm (Colorado), FCC (the inactive public company) was not operating, had minimal assets and liabilities and had minimal revenue from its inception through the date of its reorganization on November 18, 2004.

Plan of Operations and Cash Requirements

We anticipate that we will expend approximately $700,000 during the twelve-month period ending December 31, 2006 to secure initial product orders, build market channels, support customer trials, complete independent product evaluations, recruit senior engineers and marketing staff, conduct continued research and development on our new products, launch a marketing program, ramp up our manufacturing capabilities, purchase plant and machinery, and for working capital. These expenditures are broken down as follows:

Estimated Funding Required During the Twelve Month Period Ended December 31, 2006

Operating Expenses
Sales and Marketing	$300,000
Research and Development	100,000
Manufacturing and Engineering	0
General and Administrative	250,000
Total Operating Expenses	650,000
Capital Expenditures	50,000
Total	$700,000

               During, the six months ended December 31, 2005, we received gross proceeds of $3,078,080 pursuant to two private placements of convertible debentures.

At December 31, 2005, we had net working capital of $3,390,984. If necessary, we plan to raise additional capital required to meet these immediate short-term needs and to meet the balance of our estimated funding requirements for the twelve months, primarily through the private placement of our securities. Our Board of Directors is continuing to conduct an analysis of our business plan and related future opportunities for civil defense equipment companies. To better protect stockholder interests and provide future appreciation, we may concurrently pursue other opportunities or initiatives as an extension to our existing business.

We currently anticipate that revenues will commence and increase in the long-term as we increase our sales and marketing activities and introduce new products relating to biometrics in personal security applications. We expect to keep our operating costs to a minimum until cash is available through operating or financing activities. We anticipate that we will start generating revenues from the sale or lease of our biometric identification and authentication systems within the next three months, however, we are not in a position to predict whether we will be able to generate sufficient sales revenues to meet operating expenses.

We believe that broad market acceptance of our security, identification and authentication products is critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings or any new product offerings. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would adversely affect our business.

There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Sales and Marketing

We are promoting our products and accompanying software through multiple channels, namely through soliciting master distributors in the United States and foreign countries, through security consultants and through our own sales team. We plan to direct our marketing effort to target sales in U.S. homeland security, identity theft prevention and eliminating credit card fraud. We will demonstrate the feasibility of our products and software to our potential customers via pilot projects. For example, we participated in a pilot project in Bulgaria to test the feasibility of using systems such as we can produce in the fight against illegal border crossings and theft of merchandise being transported across various border/customs points. In a report released in September 2005 by the United States Agency for International Development (USAID)/Bureau for Europe and Eurasia, the Bulgarian project has been deemed successful. The report further stated that this kind of technology will be useful for companies and governments to realize efficiencies in their market delivery systems and their border/customs security. We also have on-going pilot projects in Mexico and Romania. We have entered into a distributorship agreement with BBD Best Brands Distribution LTD of Constanta, Romania to distribute our products/technology. The agreement is a multiple year agreement with the initial installment calling for the sale of touchStar units, USB flashdrive units, and mobile biometric products in the amount of $50,000. We expect to experience revenues from this agreement in the next fiscal quarter. Equally important to us is the internet as a marketing tool. In this regard, we have built a secure website to disseminate information about our products and accompanying software. As of September 20, 2005, our company’s e-store is accessible on the website and ready for product sales via the internet. The secure purchase site is accessible from our company’s website address, www.id-confirm.com. Products like the one gigabyte USB biometric flash drive can be purchased on the e-store site. The customer is able to use any major credit card to purchase our products. As we develop additional biometric security devices, these will also be available through the e-store. We anticipate that we will expend approximately $300,000 during the twelve-month period ending December 31, 2006 on sales and marketing activities, including the salaries for new and existing employees and consultants involved in sales and marketing.

Research and Development

As a development stage company with a unique multi-faceted technique for biometric authentication devices, much of the current year budget has been spent on research and development. We spent $88,841 for the quarter ended December 31, 2005 on research and development activities. From October 28, 2004 (inception) through December 31, 2005 we have spent $297,535 on research and development activities. We expect that our annual research and development expenses will continue to increase as we complete work on products currently in development.

We anticipate expending approximately $100,000 during the twelve-month period ending December 31, 2006 on research and development activities, which would include approximately $50,000 on salaries and $50,000 on related supplies to conduct these activities and the production of future prototypes. We intend to develop our own key components as part of our objective to reduce product cost.

Manufacturing and Engineering

We currently plan to have our products manufactured for us by third parties, under the supervision of qualified personnel. Our consultants in the design and development of our products have long-term relationships with manufacturers and assemblers and we intend to use those relationships to our company’s advantage as it pertains to manufacturing and assembly of products. Engineering for our products is conducted through our consultants. Development of our “back office” software likewise has been accomplished through the use of independent consultants.

Capital Expenditures

We intend to invest $50,000 during the twelve-month period ending December 31, 2006 in an additional server farm, computer, and other equipment.

Employees

As of February 1, 2006, we employed 3 full-time people. The ten consultants who have been utilized for their expertise in biometrics hardware/software and market distribution channels are compensated as independent contractors. We expect that we will add employees, mostly in the engineering and marketing areas which will cause a substantial increase in the amount of money spent on salaries. We intend to spend $325,000 for salaries during the twelve months ending December 31, 2006 with most of the increase being due to our engineering and marketing staff in tandem with our business programs.

General and Administrative Expenses

We expect to spend $250,000 during the twelve-month period ending December 31, 2006 on general and administrative expenses including legal and auditing fees, insurance, public relations, salaries, rent, office equipment and other administrative related expenses.

Future Operations

We have generated $4,645 of gross sales revenues during the six month period ending December 31, 2005 and since inception. Consequently, we have incurred losses of $788,289 for the three months ended December 31, 2005, $1,217,476 for the six months ended December 31, 2005 and $2,820,731 from October 28, 2004 (inception) through December 31, 2005.

As noted above, management of our company projects that we may require approximately $700,000 to fund our ongoing operating expenses, and working capital requirements for the twelve-month period ending December 31, 2006. These estimates do not include any unanticipated capital requirements that may be needed should we identify any products or business acquisitions that may add value to our current product and service offerings.

In the long-term, our ability to continue as a going concern is dependent upon successful and sufficient market acceptance of our current product and software authentication offerings and any new product offerings and production of software that we may introduce. The continuing successful development and sales of our products and related technologies, and, finally, achieving a profitable level of operations will contribute to our ongoing success.

Going Concern

We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended June 30, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on our results of operations or financial position.

Application of Critical Accounting Policies

Our audited financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Significant estimates include evaluation of our company’s income tax net operating loss carry-forwards and valuation of non-monetary transactions in connection with the issuances of shares of common stock and common stock warrants and options.

Stock-Based Compensation

Our company has adopted the fair value method of accounting for stock-based compensation recommended by SFAS No. 123, “Accounting for Stock-based Compensation”.

The fair value of stock options is estimated at the grant date using the Black-Scholes Option Pricing Model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the control of our company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Going Concern

Our annual financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated losses of $1,603,255 since inception of the development stage through June 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock were initially approved for quotation on the OTCBB under the name “Fidelity Capital Concepts Limited” under the symbol, FDCC, however, the first trade did not occur until January 4, 2005 when we commenced trading under the name “id-Confirm, Inc.” under the symbol, IDCO. The following quotations obtained from Stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:
National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
December 31, 2005	$1.16	$0.212
September 30, 2005	$0.77	$0.76

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
June 30, 2005	$0.81	$0.75
March 31, 2005	$1.63	$1.53

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, 880 – 50 West Liberty Street, Reno, Nevada, 89501 (Telephone: 303.454.5727; Facsimile: 303.688.1887) is the registrar and transfer agent for our common shares. On February 15, 2006, the shareholders’ list of our common shares showed 40 registered shareholders and 51,000,000 shares outstanding.

Equity Compensation Plan Information

As at December 31, 2005, we have one compensation plan in place, entitled 2005 Stock Option Plan. This plan has not been approved by our stockholders.

Number of Securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for further issuance
3,200,000	$1.51	1,800,000(1)

(1) The maximum number of options issuable under our stock option plan is 5,000,000. Includes options to acquire 3,200,000 shares of common stock granted under our stock option plan. None of the options granted have been exercised.

Our Board of Directors approved our 2005 Stock Option Plan pursuant to which we may grant an aggregate of up to 5,000,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2005 Stock Option Plan is to give our company the ability to motivate participants to contribute to our growth and profitability. The 2005 Stock Option Plan is administered by our Board of Directors. It will continue in effect until the earlier of the (a) date that we have granted all of the securities that can be issued pursuant to its terms or (b) ten years from the adoption of the Plan.

Awards under our 2005 Stock Option Plan will vest as determined by our Board of Directors and as established in stock option agreements to be entered into between our company and each participant receiving an award. Options granted under the 2005 Stock Option Plan will have a term of 5 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Stock Option Plan shall be determined by our board of directors but shall not be less than the fair market value of our company’s common stock on the grant date.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of key executives during the last three complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last three complete fiscal years.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation

Ronald N. Baird Chairman of the Board and Director(2)	2005 2004 2003	$72,000 $9,000 N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil Nil	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A
Robert A. Morrison IV President, Chief Executive Officer, Secretary, and Director(3)	2005 2004 2003	$72,000 $9,000 N/A	Nil Nil N/A	Nil Nil N/A	Nil Nil Nil	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Robert N. Baird became our chairman of the board on September 12, 2005 and a director on November 16, 2004. Mr. Baird was our president and chief executive officer from November 16, 2004 to September 12, 2005.

(3) Robert A. Morrison IV became our president and chief executive officer on September 12, 2005 and secretary, chief financial officer and a director on November 16, 2004. Mr. Morrison resigned as our chief financial officer on July 22, 2005.

During the period from inception (October 28, 2004) to June 30, 2005, we did not grant any stop options to our executive officers.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We reimburse our directors for expenses incurred in connection with attending board meetings We did not pay director’s fees or other cash compensation for services rendered as a director in the year ended June 30, 2005.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS

We have no employment contracts with any of our directors or officers.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to id-Confirm, Inc. are filed as part of this registration statement:

(a)	Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of June 30, 2005

Consolidated Statement of Operations for the period from October 28, 2004 (inception) to June 30, 2005

Consolidated Statement of Stockholders’ Equity for the period from October 28, 2004 (inception) to June 30, 2005

Consolidated Statement of Cash Flows for the period from October 28, 2004 (inception) to June 30, 2005

Notes to Consolidated Financial Statements

(b)	Unaudited Financial Statements

Condensed Consolidated Balance Sheet as of December 31, 2005

Condensed Consolidated Statements of Operations for the Three and Six Months Ended December 31, 2005, the period from October 28, 2004 (inception) through December 31, 2004, and from October 28, 2004 (inception) through December 31, 2005

Condensed Consolidated Statement of Stockholders’ Equity for the Six Months Ended December 31, 2005

Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2005, the period from October 28, 2004 (inception) through December 31, 2004, and from October 28, 2004 (inception) through December 31, 2005

Notes to Condensed Consolidated Financial Statements

id-CONFIRM, INC.

(Formerly FIDELITY CAPITAL CONCEPTS LIMITED)

(A development stage company)

Consolidated Financial Statements

June 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

id-Confirm, Inc.

(A development stage company)

Denver, Colorado

We have audited the accompanying consolidated balance sheet of id-Confirm, Inc. (a company in the development stage-the “Company”) as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from October 28, 2004 (inception) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of id-Confirm, Inc. as of June 30, 2005, and the results of its operations and its cash flows for the period from October 28, 2004 (inception) to June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of revenues and operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

September 15, 2005

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Consolidated Balance Sheet
June 30, 2005
ASSETS
Current assets
Cash and cash equivalents	$1,246,242
Total current assets	1,246,242
Furniture, fixtures and equipment, net of depreciation (Note 2)	45,649
Deposits	3,100
Total assets	$1,294,991
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$45,776
Total liabilities	45,776
STOCKHOLDERS’ EQUITY
Common stock, $0.0001, par value, 100,000,000 shares authorized,
51,000,000 shares issued and outstanding	5,100
Additional paid-in capital	2,847,370
(Deficit) accumulated during the development stage	(1,603,255)
Total stockholders’ equity	1,249,215
Total liabilities and stockholders’ equity	$1,294,991
The accompanying notes are an integral part of these consolidated financial statements.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Consolidated Statement of Operations Period from October 28, 2004 (inception) to June 30, 2005
Net sales	$-
Operating expenses:
Research and development	(180,894)
Selling, general and administrative	(1,425,155)
Total operating expenses	(1,606,049)
(Loss) from operations	(1,606,049)
Interest income	2,794
(Loss) before income tax	(1,603,255)
Income tax	-
Net (loss)	$(1,603,255)

(Loss) per share – basic and diluted	$(0.03)
Weighted average number of
common shares outstanding	50,008,943
The accompanying notes are an integral part of these consolidated financial statements.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Consolidated Statement of Stockholders’ Equity Period from October 28, 2004 (inception) to June 30, 2005
				(Deficit)
				accumulated	Total
			Additional	during	stockholders’
	Common Stock		paid-in	development	equity
	Shares	Amount	capital	stage	(deficit)
Inception, October 28, 2004	49,200,000	$4,920	$83,417	$-	$88,337
Common shares and warrants issued for cash on January 10, 2005 ($.90 per share)	1,000,000	100	899,900	-	900,000
Exercise of stock purchase warrants, May 25, 2005 ($1.25 per share)	800,000	80	999,920	-	1,000,000
Stock-based compensation	-	-	864,133	-	864,133
Net (loss) for the period	-	-	-	(1,603,255)	(1,603,255)
Balance, June 30, 2005	51,000,000	$5,100	$2,847,370	$(1,603,255)	$1,249,215
The accompanying notes are an integral part of these consolidated financial statements.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Consolidated Statement of Cash Flows Period from October 28, 2004 (inception) to June 30, 2005
Cash flows from operating activities:

Net (loss)	$(1,603,255)

Adjustments to reconcile net (loss) to net
cash provided by (used in) operations:
Depreciation	3,480
Stock-based compensation	864,133
Changes in other assets and liabilities
Deposits	(3,100)
Accounts payable and accrued liabilities	43,002
Net cash (used in) operating activities	(695,740)
Cash flows from investing activities
Purchase of equipment	(49,129)
Net cash from (used in) investing activities	(49,129)
Cash flows from financing activities
Proceeds from sale of common stock	1,901,000
Net cash provided by financing activities	1,901,000
Increase in cash and cash equivalents	1,156,131
Cash and cash equivalents, beginning of period	90,111
Cash and cash equivalents, end of period	$1,246,242
Supplemental cash flow information:
Interest paid	$-
Income taxes paid	$-
The accompanying notes are an integral part of these consolidated financial statements.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

1. Organization and Business

id-Confirm, Inc. (a development stage company) was incorporated in Nevada on October 29, 1999, and herein is referred to as “the Company” or “id-Confirm (Nevada)”. Prior to a name change on December 29, 2004, id-Confirm (Nevada) was known as Fidelity Capital Concepts Limited. On July 25, 2005, the Company also changed its fiscal year end from September 30 to June 30.

As of June 30, 2005, the Company had no revenue and is in the development stage of designing and marketing biometric identity recognition and verification technology and related products. Principal activities to date have consisted of organizing the Company, developing a business plan, assembling a management team and network of professional consultants and professionals, preliminary product design and capital formation.

(a) Reorganization on November 18, 2004

On November 18, 2004, the Company acquired id-Confirm, Inc., a development stage corporation organized in Colorado on October 28, 2004 (herein referred to as “id-Confirm (Colorado)”).

Immediately prior to the reorganization, id-Confirm (Nevada) had a total of 43,200,000 shares of issued and outstanding common stock. The reorganization was entered into pursuant to a Share Exchange Agreement whereby id-Confirm (Nevada) issued 26,000,000 shares of common stock to the shareholders of id-Confirm (Colorado) for all of the previously issued and outstanding common stock of id-Confirm (Colorado) and $1,000.

Concurrently, id-Confirm (Nevada) disposed of a wholly-owned subsidiary to a director and shareholder for cancellation of 1,600,000 common shares and another shareholder surrendered 18,400,000. The subsidiary disposed of accounted for all of id-Confirm (Nevada)’s prior business operations, and on the date of reorganization the net assets of the remaining non-operating entity were $87,337, consisting principally of cash and accounts payable.

As a consequence of the reorganization, the former id-Confirm (Colorado) shareholders owned approximately 52.85% of the resultant 49,200,000 outstanding shares of id-Confirm (Nevada) common stock. The reorganization was recorded as a recapitalization effected by a reverse acquisition wherein id-Confirm (Nevada) is treated as the acquiree for accounting purposes, even though it was the legal acquirer. Accordingly, the results of operations included in the financial statements consist solely of the accounting acquirer, id-Confirm (Colorado) since its October 28, 2004 inception and id-Confirm (Nevada) from the date of reorganization. Since the accounting acquiree, id-Confirm (Nevada) was previously inoperative, goodwill was not recorded.

(b) Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At present, the Company is in the development stage, is wholly reliant on its ability to raise additional capital for future financing needs and had no revenues, saleable product, service or other business operations through June 30, 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

1. Organization and Business (continued)

Management plans to address this uncertainty include completion of product design and initiating revenue producing activities.

2. Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, id-Confirm, Inc. (Colorado). All inter-company balances and transactions have been eliminated.

(b) Accounting Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

(c) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. At June 30, 2005, cash and cash equivalents consisted of cash only.

(d) Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at historical cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives. The assets purchased through June 30, 2005 totaled $49,129 and were all deemed to have a useful life of five (5) years. Depreciation expense for the period from inception through June 30, 2005 was $3,480.

(e) Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

(f) Advertising Expenses

The Company expenses advertising costs as incurred. The Company incurred $53,174 advertising and promotion expenses for the period from October 28, 2004 (inception) through June 30, 2005.

(g) Research and Development Costs

The Company expenses research and development cost as incurred. Research and development expenses from October 28, 2004 (inception) through June 30, 2005 were $180,894.

(h) Organization Costs

The Company accounts for organization costs under the provisions of Statement of Position 98-5, Reporting on the Costs of Start-Up Activities which requires that all organization costs be expensed as incurred.

(i) Software Development Costs

Software development costs are expensed as research costs until the Company has determined that the software has achieved technological feasibility, will result in probable future economic benefits, and management has committed to funding the project. Thereafter, the costs to develop the software are capitalized and amortized using the straight-line method over the remaining estimated useful lives.  To date, all software development costs have been expensed due to the development nature of the Company's business and products.

(j) Loss Per Share

Basic earnings (loss) per share are computed using the weighted average number of shares outstanding during the period. Diluted earnings per share are computed on the basis of the average number of common shares outstanding plus the dilutive effect of stock options and warrants. In periods of net loss, there are no diluted earnings per share since the result would be anti-dilutive.

(k) Financial Instruments

The fair value of financial instruments is determined at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be ascertained with precision. Changes in assumptions can significantly affect estimated fair values.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

(k) Financial Instruments (continued)

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant currency, interest or credit risks arising from these financial instruments.

(l) Income Taxes

The Company has adopted SFAS No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(m) Stock-based Compensation

The Company has adopted the fair value method of accounting for stock-based compensation recommended by of SFAS No. 123, Accounting for Stock-based Compensation.

The fair value of stock options is estimated at the grant date using the Black-Scholes Option Pricing Model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, risk-free interest rates, and an expected life of the options. Although the assumptions used reflect management’s best estimate, they involve inherent uncertainties based on market conditions generally outside the control of the Company. If future market conditions are different than the assumption used, stock-based compensation expense could be significantly different.

(n) Comprehensive Income

The Company had no other items of comprehensive income for the period from October 28, 2004 (inception) through June 30, 2005.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

2. Significant Accounting Policies (continued)

(o) Effect of Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections which replaces Accounting Principles Board (“APB”) Opinion 20 and FASB Statement 3. Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of change. Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The Statement is effective for fiscal years beginning after December 15, 2005.

Management does not expect the adoption of these rules and pronouncements to have a material impact on the Company’s financial statements.

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

3. Stockholders’ Equity

(a) Private placement

On January 10, 2005, the Company completed an equity private placement of $900,000 by issuing 1,000,000 units at a purchase price of $0.90 per unit. Each unit comprises one share of common stock and two stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at $1.25 per share for the first year after the closing of the private placement, and $1.50 per share for the second year. On May 25, 2005, the Company received $1,000,000 in exchange for an additional 800,000 shares of common stock issued when related warrants were exercised at the price of $1.25 per share.

(b) Warrants to purchase common stock outstanding at June 30, 2005 were as follows:

Number of shares	Exercise Price	Expiration Date
200,000	$1.25 (1st year)	January 10, 2006
1,000,000	$1.50 (2nd year)	January 10, 2007

Each warrant entitles the holder to purchase one common share of the Company.

(c)

On October 8, 2004, the Company effected a forward split of its then issued and outstanding 5,400,000 shares of common stock on a one-for-eight basis. This forward split resulted in 43,200,000 shares of common stock issued and outstanding as of October 8, 2004.

4. Stock Option Plan

The board of directors has approved a stock option plan authorizing the issuance of a total of 5,000,000 shares pursuant to which directors, officers, employees and contracted individuals/consultants of the Company are eligible to receive grants of options for the Company’s common stock. Each stock option entities its holder to purchase one common share of the Company. The Plan is administrated by the board of directors but is subject to the approval of the Company’s stockholders.

In March 2005, 3,200,000 stock options were granted to contracted individuals with an exercise price of $1.51 per share which expire on March 18, 2010. Of the options, 20% were vested immediately and the remaining options vest at 20% per year from March 18, 2006 to March 18, 2009. The remaining contractual life of the options was 4.71 years and 490,000 stock options were exercisable as of June 30, 2005.

	# Shares Under Option	Exercise Price
Inception	-	$-
Granted	3,200,000	1.51
Forfeited	-	-
Exercised	-	-
End of period, June 30, 2005	3,200,000	$1.51

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

4. Stock Option Plan (continued)

The Company charged $864,133 to operations for stock options issued in the period by applying the fair value method in accordance with SFAS No. 123.

The following table shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

Expected volatility	100%
Risk-free interest rate	3%
Expected life (years)	5
Dividend yield	Nil
Weighted average fair value per share of options granted	$1.13

At June 30, 2005, there was $2,082,360 of total unrecognized compensation cost related to stock-based compensation arrangements granted under the Plan. The cost is expected to be recognized as expense over the remaining option period.

5. Commitments and Contingencies

(a) Operating Lease

In connection with its rental of office/operations space, the Company has entered into a 5-year lease with an officer. The rental expense for 2005 was $18,746 Future minimum rentals under the lease are as follows:

Year Ending June 30,
2006	$44,800
2007	48,550
2008	51,200
2009	55,350
2010	24,000
$223,900

id-CONFIRM, INC. (formerly Fidelity Capital Concepts Limited) (A development stage company)
Notes to Consolidated Financial Statements

5. Commitments and Contingencies (continued)

(b) Technology Agreement

In April 2005, the Company entered into a Memorandum of Understanding with a U.S. private company to acquire its biometric knowledge and assets, including patents, patents pending, and rights and patents to the touchStarTM and Mini-touchStarTM products for stock options to purchase 300,000 common shares of the Company, exercisable at $1.00 per share for a period of five years from their date of issuance. One-third of the stock options shall be immediately exercisable, one-third shall be exercisable upon completion of the next annual meeting of the Company, and the remaining one-third on January 2, 2006. As of June 30, 2005, none of these options had been granted or exercised, nor was there any determinable value of any intangible asset (patent or patent pending) related thereto.

6. Concentration of Credit Risk

SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. As of June 30, 2005, financial instruments that potentially expose the Company to credit risk consist of cash.

The Company maintains cash balances in a high quality financial institution. The Federal Deposit Insurance Corporation insures the accounts up to $100,000. At June 30, 2005, the Company exceeded this amount by $1,146,242. Management believes the risk of loss to be minimal.

7. Income Taxes

As of June 30, 2005, the Company had operating loss carryforwards of approximately $740,000. These carryforwards begin expiring in 2025.

The Company has fully reserved the $185,000 approximate tax benefit of the operating loss carryforward, by a valuation allowance of the same amount, because the likelihood of realization of the tax benefit is not reasonably assured.

8. Related Party Transactions

The Company leases office space from an officer. Rental payments made under the operating lease for 2005 were $18,746. See Note 5.

id-CONFIRM, INC.

(A development stage company)

Interim Condensed Consolidated Financial Statements

December 31, 2005

id-Confirm, Inc. (A development stage company)
Condensed Consolidated Balance Sheet December 31, 2005
ASSETS
Cash and cash equivalents	$2,959,642
Accounts receivable	1,140
Inventory	441,582
Total current assets	3,402,364
Furniture, fixtures and equipment, net of accumulated depreciation of $9,119	49,945
Other assets
Deposits	2,000
Debt issuance costs, net of accumulated amortization of $19,928	298,923
Total other assets	300,923
Total Assets	$3,753,232
LIABILITIES
Accounts payable and accrued liabilities	$11,380
Total current liabilities	11,380
Debenture payable, net of $3,250,098 discount	414,283
Total liabilities	425,663
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized,
51,000,000 shares issued and outstanding	5,100
Additional paid-in capital	6,143,200
(Deficit) accumulated during the development stage	(2,820,731)
Total stockholders’ equity	3,327,569
Total Liabilities and Stockholders’ Equity	$3,753,232
See accompanying condensed consolidated notes.

id-Confirm, Inc. (A development stage company)
Condensed Consolidated Statements of Operations
	Three Months Ended December 31, 2005	October 28, 2004 (Inception) Through December 31, 2004	Six Months Ended December 31, 2005	October 28, 2004 (Inception) Through December 31, 2005
Gross revenues	$739	$-	$4,645	$4,645
Cost of revenues	(350)	-	(1,890)	(1,890)
Gross profit	389	-	2,755	2,755
Operating expenses	(651,671)	(62,488)	(1,088,234)	(2,694,283)
(Loss) from operations	(651,282)	(62,488)	(1,085,479)	(2,691,528)
Interest income (expense)	(137,007)	-	(131,997)	(129,203)
(Loss) before income taxes	(788,289)	(62,488)	(1,217,476)	(2,820,731)
Income taxes	-	-	-	-
Net (loss)	$(788,289)	$(62,488)	$(1,217,476)	$(2,820,731)
Loss per share – basic and diluted	$(0.015)	$(0.000)	$(0.024)
Weighted average number of common shares	51,000,000	41,704,615	51,000,000
See accompanying condensed consolidated notes.

id-Confirm, Inc. (A development stage company)
Condensed Consolidated Statement of Stockholders’ Equity Six Months Ended December 31, 2005
				(Deficit)
				accumulated
			Additional	during	Total
	Common Stock		paid-in	development	stockholders’
	Shares	Amount	capital	stage	equity
Balance, June 30, 2005	51,000,000	$5,100	$2,847,370	$(1,603,255)	$1,249,215
Issuance of warrants to holders of convertible debentures	-	-	2,813,348	-	2,813,348
Stock-based compensation	-	-	277,648	-	277,648
Issuance of warrants for underwriting services associated with convertible debentures	-	-	204,834	-	204,834
Net (loss) for the period	-	-	-	(1,217,476)	(1,217,476)
Balance, December 31, 2005	51,000,000	$5,100	$6,143,200	$(2,820,731)	$3,327,569
See accompanying condensed consolidated notes.

id-Confirm, Inc. (A development stage company)
Condensed Consolidated Statements of Cash Flows
	Six Months Ended December 31, 2005	October 28, 2004 (Inception) Through December 31, 2004	October 28, 2004 (Inception) Through December 31, 2005
Cash flows from operating activities
Net (loss)	$(1,217,476)	$(62,488)	$(2,820,731)
Adjustments to reconcile net (loss) to net
cash provided by (used in) operations:
Depreciation and amortization	25,567	2,988	29,047
Stock-based compensation	277,648	-	1,141,781
Amortization of discount on debentures	149,551	-	149,551
Issuance of warrants for underwriting services	204,834	-	204,834
Changes in other assets and liabilities:
Accounts receivable	(1,140)	-	(1,140)
Inventory	(441,582)	-	(441,582)
Deposits	1,100	(1,000)	(2,000)
Accounts payable and accrued liabilities	(34,396)	4,486	8,606
Net cash (used in) operating activities	(1,035,894)	(56,014)	(1,731,634)
Cash flows from investing activities
Purchase of equipment	(9,935)	(59,750)	(59,064)
Net cash (used in) investing activities	(9,935)	(59,750)	(59,064)
Cash flows from financing activities
Net proceeds from issuance of debentures	2,759,229	-	2,759,229
Proceeds from sale of common stock	-	301,000	1,901,000
Net cash provided by financing activities	2,759,229	301,000	4,660,229
Increase (decrease) in cash and cash equivalents	1,713,400	185,236	2,869,531
Cash and cash equivalents, beginning of period	1,246,242	90,111	90,111
Cash and cash equivalents, end of period	$2,959,642	$275,347	$2,959,642

Supplemental disclosure of non-cash investing and financing activities:
Debt issuance costs	$318,851	$-	$318,851
See accompanying condensed consolidated notes.

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

1. Nature of Business

id-Confirm, Inc. (the “Company”) was incorporated in the state of Colorado on October 28, 2004. The Company designs and markets biometric identity authentication and verification devices, the associated technology (software and hardware) and related ancillary products. As of December 31, 2005, the Company was in the development stage.

2. Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, these condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results of the operations for the period presented. Furthermore, these financial statements should be read in conjunction with id-Confirm, Inc.’s audited financial statements at June 30, 2005 included in the Company’s Form 10-KSB filed September 28, 2005.

As reported in the June 30, 2005 financial statements, the Company’s lack of revenues and operating losses raise substantial doubt about its ability to continue as a going concern. The accompanying interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Inventory

Inventory is carried at the lower of average cost or market and is comprised of 1GB biometrically enhanced flash drives and biometric access control time and attendance devices. These items are available for sale on the Company’s website.

4. Stockholders’ Equity

Basic net earnings (loss) per share are computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if options and warrants were converted into common stock and then share in the earnings of the Company. For the periods presented the outstanding options and warrants were not included in the calculation of diluted earnings per share because their effect would be anti-dilutive.

The Company charged $138,824 and $277,648 to operations for the three months ended December 31, 2005 and the six months ended December 31, 2005, respectively, for stock options issued to consultants in prior periods by applying the fair value method in accordance with SFAS No.123. The value of the options are being recognized over the four year vesting term. The information regarding the stock options should be read in conjunction with the Company’s audited financial statements at June 30, 2005 included in the Company’s Form 10-KSB filed September 28, 2005.

id-Confirm, Inc. (A development stage company)
Notes to Condensed Consolidated Financial Statements

5. Convertible Debentures

On November 14, 2005, the Company entered into an exclusive Placement Agreement with several investors to raise up to $4,000,000, through a Senior Secured Convertible Debenture and Warrant Transaction Agreement. Under this agreement, the Company received total gross proceeds of $3,078,080 and issued $3,664,381 of convertible debentures, convertible into shares of common stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The debentures are due, if not converted, by November 13, 2007.

In conjunction with this $4,000,000 private placement, the Company issued 6,179,395 Long Term (LT) Warrants and 6,179,395 Short Term (ST) Warrants. The warrants were valued at $2,813,348 in accordance with EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”. This amount is recorded as a discount to the convertible debentures and an addition to additional paid-in capital in the accompanying balance sheet. This discount will be amortized to interest expense over the term of the convertible debentures using the interest method. The LT warrants are convertible at a price of $0.65 per share and the ST warrants are convertible at a price of $.60 per share. The relative value of the warrants was calculated using the Black Scholes Model. The value of these warrants was determined utilizing a historic volatility factor of 98.89%, a risk-free interest rate of 3.0% and an expected life for the warrants of 5.5 years (LT) and 5 years (ST).

The Company also issued 244,293 LT warrants and 244,293 ST warrants to JPC Capital Partners, Inc. for underwriting fees associated with the issuance of the debentures. The fair market value of these warrants using the Black-Scholes pricing model with the factors indicated above, was determined to be $204,834 which is included in operating expenses and as a credit to additional paid-in capital for the quarter ended December 31, 2005.

The balance of the convertible debentures, net of discounts, as of December 31, 2005 is as follows:

Face amount of debentures	$3,664,381
Original issue discount	(586,301)
Discount related to valuation of warrants issued	(2,813,348)
Amortization of debt discounts	149,551
$414,283

The debenture agreement provides the debenture holders certain underlying stock registration rights within 180 days of issuance and default penalty provisions equal to 30% of the original gross proceeds received.

6. Related Party Transactions

The Company has two 11.4% stockholders who are also 13.5% stockholders of another publicly held company, HS3 Technologies, Inc. One of these stockholders was also an officer and board member of the Company in 2005. This stockholder’s spouse is an officer and board member of HS3 Technologies, Inc. During 2005, the stockholder was a business advisor and consultant to the Company and received a monthly stipend of $4,000 for two months totaling $8,000 for consulting services.

The Company leases space in Denver, Colorado from a company owned by the other 11.4% stockholder pursuant to a three-year lease agreement that commenced on November 15, 2004 at a cost of $3,900 per month. In 2005, computer equipment for $764 was beneficially purchased from this stockholder.

The Chief Financial Officer of the Company also assists HS3 Technologies, Inc. with financial advice and oversight.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Eden, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by id-Confirm, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$971.31
Printing and engraving expenses	$5,000.00(1)
Accounting fees and expenses	$5,000.00(1)
Legal fees and expenses	$25,000.00(1)
Transfer agent and registrar fees	$5,000.00(1)
Fees and expenses for qualification under state securities laws	$0.00
Miscellaneous	$1,000.00(1)
Total	$41,971.31

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On January 10, 2005, we completed an equity private placement of $900,000 by issuing 1,000,000 units at a purchase price of $0.90 per unit. Each unit comprised one share of common stock and two stock purchase warrants. Each warrant entitled the holder to purchase one share of common stock at $1.25 per share for the first year after the closing of the private placement, and at a price of $1.50 per share for the second year. We issued the shares of our common stock and the warrants to one investor who was a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On May 25, 2005, we issued 800,000 shares of common stock at a price of $1.25 per share pursuant to an exercise of share purchase warrants, which were granted pursuant to the private placement we conducted in January of 2005. The securities were issued to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On October 27, 2005 we entered into private placement agreements with six institutional investors whereby we were to have received gross proceeds of $2,428,000 and have issued $2,890,476 of Convertible Debentures, convertible into 4,817,460 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. The investors were also to have been issued warrants exercisable at any time after six months from the closing date and for five years thereafter to purchase up to 3,215,213 shares of common stock at an exercise price of $0.9889 per share. The investors were also to have been issued 3,215,213 short term warrants at an adjusted exercise price of $0.60 per share, exercisable until the earlier of six months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. Subsequent to October 27, 2005, we have rescinded our agreements with two investors and have cancelled the corresponding debentures and warrants, and returned their funds. For the four investors that remained, the private placement closing and related debentures and warrants were amended to November 14, 2005, as disclosed below.

On November 14 and 22, 2005 we entered into private placement agreements with 14 institutional investors (the Selling Stockholders herein), whereby we have received gross proceeds of $3,078,080 and have issued $3,664,380.95 of Convertible Debentures due two years from the date of issuance, convertible into 6,107,301 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. In addition, we issued 244,292 long term and short term warrants to one broker, issued on the same terms as the investors’ warrants. All of these securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit No.	Description
(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1	Share Purchase Agreement dated September 1, 2003 among FCC, Kim Yvonne Allan and John Andrew Allan (incorporated by reference from our Registration Statement on Form 10-SB filed on December 2, 2003).

2.2	Share Exchange Agreement dated November 12, 2004 among FCC and the stockholders of id-Confirm, Inc. (incorporated by reference from our Current Report on Form 8-K filed on November 17, 2004).
(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB filed on December 2, 2003).
3.2	By-laws (incorporated by reference from our Registration Statement on Form 10-SB filed on December 2, 2003).
3.3	Certificate of Amendment filed with the Secretary of State of Nevada on December 29, 2004 (incorporated by reference from our Current Report on Form 8-K filed on January 4, 2005).
(4)	Instruments defining rights of security holders, including indentures
4.1	2005 Stock Option Plan (incorporated by reference from our Annual Report on Form 10-KSB filed on September 28, 2005).
(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(10)	Material Contracts
10.1	Letter of Intent dated November 23, 2004 between id-Confirm Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on December 1, 2004).
10.2	Letter of Intent dated effective February 18, 2005 between id-Confirm Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on February 28, 2005).
10.3	Letter of Intent dated effective April 1, 2005 between id-Confirm Inc. and Inner Circle Logistics, Inc. (incorporated by reference from our Current Report on Form 8-K filed on April 7, 2005).
10.4	Memorandum of Understanding dated April 9, 2005 between id-Confirm, Inc. and Aeros Aviation, LLC (incorporated by reference from our Current Report on Form 8-K filed on April 12, 2005).
10.5	Distribution Agreement dated August 31, 2005 between id-Confirm, Inc. and BBD Best Brands Distribution Ltd. (incorporated by reference from our Current Report on Form 8-K filed on October 6, 2005).
10.6

Form of Securities Purchase Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital	JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.

10.7

Form of Senior Secured Convertible debenture entered into with the following subscribers for the principle amounts indicated, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	$300,000	JMG Capital Partners LP	$300,000
	Crescent (International) Ltd.	$300,000	Omicron Master Trust	$300,000
	Platinum Long Term Growth II, LLC	$297,714.29	Iroquois Master Fund Ltd.	$120,000
	Double U Master Fund, LP	$300,000	Monarch Capital Fund Ltd.	$300,000
	CMS Capital	$200,000	Alpha Capital AG	$416,667.67
	Nite Capital LP	$120,000	Bristol Investment Fund, Ltd.	$250,000
	Whalehaven Capital	$360,000	Tayside Trading Ltd.	$100,000
10.8

Form of Registration Rights Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital		JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.9

Form of Common Stock Purchase Warrant entered into with the following subscribers for the number of warrants indicated at an exercise price of $0.65 per share, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	505,902	JMG Capital Partners LP	505,902
	Crescent (International) Ltd.	505,902	Omicron Master Trust	505,902
	Platinum Long Term Growth II, LLC	502,048	Iroquois Master Fund Ltd.	202,361
	Double U Master Fund, LP	502,902	Monarch Capital Fund Ltd.	505,902
	CMS Capital	337,268	Alpha Capital AG	702,642
	Nite Capital LP	202,361	Bristol Investment Fund, Ltd.	421,585
	Whalehaven Capital	667,083	Tayside Trading Ltd.	168,634
10.10

Form of Securities Agreement entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital		JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.11

Form of Subsidiary Guarantee entered into with the following subscribers in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005)

	JMG Triton Offshore Fund Ltd. Crescent (International) Ltd. Platinum Long Term Growth II, LLC Double U Master Fund, LP CMS Capital Nite Capital LP Whalehaven Capital	JMG Capital Partners LP Omicron Master Trust Iroquois Master Fund Ltd. Monarch Capital Fund Ltd. Alpha Capital AG Bristol Investment Fund, Ltd. Tayside Trading Ltd.
10.12

Form of Short Term Common Stock Purchase Warrant entered into with the following subscribers for the number of warrants indicated at an exercise price of $0.60 per share exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date, in connection with the private placement of convertible debentures on November 14 and November 22, 2005 (incorporated by reference from our Current Report on Form 8-K filed on October 27, 2005):

	JMG Triton Offshore Fund Ltd.	505,902	JMG Capital Partners LP	505,902
	Crescent (International) Ltd.	505,902	Omicron Master Trust	505,902
	Platinum Long Term Growth II, LLC	502,048	Iroquois Master Fund Ltd.	202,361
	Double U Master Fund, LP	502,902	Monarch Capital Fund Ltd.	505,902
	CMS Capital	337,268	Alpha Capital AG	702,642
	Nite Capital LP	202,361	Bristol Investment Fund, Ltd.	421,585
	Whalehaven Capital	667,083	Tayside Trading Ltd.	168,634
(14)	Code of Ethics
14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB filed on September 28, 2005).
(16)	Letter on change in certifying accountant
16.1	Letter from Moore Stephens Ellis Foster Ltd. regarding change in independent accountant (incorporated by reference from our Current Report on Form 8-K filed on July 29, 2005).
(21)	Subsidiaries
	id-Confirm Inc. (a Colorado company)
(23)	Consents
23.1*	Consent of Gordon Hughes & Banks, LLP.

* Filed herewith.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of id-Confirm pursuant to the foregoing provisions, or otherwise, id-Confirm has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by id-Confirm of expenses incurred or paid by a director, officer or controlling person of id-Confirm in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, id-Confirm will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, Colorado, on February 24, 2006.

ID-CONFIRM, INC.

/s/ Robert A. Morrison IV

By: Robert A. Morrison IV, President and Director

(Principal Executive Officer)

Dated: February 24, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert A. Morrison IV as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By /s/ Robert A. Morrison IV

Robert A. Morrison IV

President and Director (Principal Executive Officer)

Dated: December 14, 2005

By: /s/ Bonnie McNamara

Bonnie McNamara,

Chief Financial Officer

(Principal Financial Officer

and Principal Accounting Officer)

Dated: December 14, 2005

By: /s/ Ron Baird

Ron Baird

Director

Dated: December 14, 2005